EXHIBIT 17.1

[Confidential treatment has been requested with respect to the omitted portions of this exhibit. This copy omits information subject to a confidentiality request filed with the Securities and Exchange Commission. Omissions are designated with the characters [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.]

Lloyd A. Byerhof

100 Wilderness Way, #248

Naples, FL 34105

April 22, 2006

Mr. Robert J. Weatherbie, Chairman and CEO

Team Financial, Inc.

8 West Peoria

Paola, KS 66071

Dear Mr. Weatherbie:

I hereby resign from the Board of Directors of Team Financial, Inc. There are three major reasons for this decision. First, I am not comfortable in serving as chairman of the audit committee and its designated audit committee financial expert or as a member of the board because of the length of time it is taking to hire a qualified replacement for the company’s controller. It is self-evident that this position is critical to the integrity of Team Financial’s financial statements.

Secondly, as you know, representatives of KPMG, the company’s outsides auditors, have recently stated orally that Team Financial, Inc.’s internal controls do not presently meet the future requirements of Sarbanes-Oxley.

Thirdly, a major reason for resigning is the apparent support of top management and a majority of the board to [***]. The terms being discussed for this [***].

Very truly yours,

/s/ Lloyd A. Byerhof

Lloyd A. Byerhof